Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aflac Incorporated:

We consent to the use of our reports dated February 21, 2020, with respect to the consolidated balance sheets of Aflac Incorporated and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of earnings, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedules II, III, and IV (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference and to the reference to our firm under the heading ‘Experts’ in the prospectus.

/s/ KPMG LLP

Atlanta, Georgia
August 7, 2020